Exhibit HH

47. If the applicant has a rulebook, then the applicant may attach the rulebook as Exhibit HH.

Attached as Exhibits HH1 and HH2 are the following documents:

1. DDR Rulebook (Revised as of Nov. 12, 2015, and effective on November 27, 2015)  - Exhibit HH1
2. Proposed changes to the DDR Rulebook  - Exhibit HH2

Note that some proposed changes to DDR's Rulebook unrelated to DDR's SEC activities may be implemented prior to approval of DDR's SEC registration and will be posted on DDR's public website upon becoming effective.  Proposed changes have not yet been approved by DDR's Board of Directors.